Exhibit 99.1

Note: As discussed in Note 2 to the consolidated financial statements, effective January 1, 2009, the Operating Partnership adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”.  These accounting pronouncements all required retrospective application.

Item 6.  Selected Financial Data

	2008	2007	2006	2005	2004
	(As adjusted)	(As adjusted)	(As adjusted)	(As adjusted)	(As adjusted)
	(in thousands, except per unit and center data)
OPERATING DATA
Total revenues	$ 245,391	$ 228,765	$ 210,962	$ 197,949	$ 189,651
Operating income	78,901	71,565	68,942	73,769	68,961
Income from continuing operations	29,718	30,438	28,501	7,678	7,742
Net income	29,718	30,556	42,699	6,077	8,626
UNIT DATA
Basic:
Income from continuing operations	$ 1.26	$ 1.31	$ 1.23	$ .12	$ .45
Net income available to common
unitholders	$ 1.26	$ 1.31	$ 2.01	$ .30	$ .51
Weighted average common units	18,575	18,444	18,333	17,223	16,555
Diluted:
Income from continuing operations	$ 1.25	$ 1.29	$ 1.22	$ .12	$ .45
Net income available to common
unitholders	$ 1.25	$ 1.29	$ 1.99	$ .30	$ .51
Weighted average common units	18,644	18,790	18,512	17,305	16,635
Common distributions paid	$ 3.00	$ 2.84	$ 2.69	$ 2.56	$ 2.49
BALANCE SHEET DATA
Real estate assets, before depreciation	$ 1,399,755	$ 1,287,241	$ 1,216,859	$ 1,152,866	$1,077,393
Total assets	1,121,639	1,059,846	1,040,319	1,000,363	936,105
Debt	786,863	695,002	664,518	663,607	488,007
Total partners’ equity	265,903	294,148	327,445	299,580	196,754

OTHER DATA
Cash flows provided by (used in):
Operating activities	$ 96,964	$ 98,609	$ 88,354	$ 83,912	$ 84,774
Investing activities	$ (133,483)	$ (84,803)	$ (63,336)	$ (336,563)	$ 2,607
Financing activities	$ 39,078	$ (19,826)	$ (19,531)	$ 251,488	$ (93,156)

Gross Leasable Area Open:
Wholly-owned	8,820	8,398	8,388	8,261	5,066
Partially-owned (consolidated)	---	---	---	---	3,271
Partially-owned (unconsolidated)	1,352	667	667	402	402
Managed	---	---	293	64	105

Number of outlet centers:
Wholly-owned	30	29	30	31	23
Partially-owned (consolidated)	---	---	---	---	9
Partially-owned (unconsolidated)	3	2	2	1	1
Managed	---	---	3	1	3

      In December 2003, COROC Holdings, LLC, or COROC, a joint venture in which we initially had a one-third ownership interest and consolidated for financial reporting purposes under the provisions of FIN 46R, purchased the 3.3 million square foot Charter Oak portfolio of outlet center properties for $491.0 million.  In November 2005, we purchased for $286.0 million (including acquisition costs) the remaining two-thirds interest in this joint venture.  The transaction was funded with a combination of common and preferred shares and senior unsecured notes.